Exhibit 5.1

Joel a. yunis
Partner
(212) 940-8666

E-mail Address
May 9, 2007	joel.yunis@kattenlaw.com
Atlantic Coast Entertainment Holdings, Inc.
c/o Stratosphere Casino Hotel & Tower
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104

RE:	Atlantic Coast Entertainment Holdings, Inc. Post-Effective Amendment to Form S-4 on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 321,984 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the exercise of outstanding warrants (the “Warrants” and together with the Shares, the “Securities”), at an exercise price of $0.01 per share, or an aggregate exercise price of $3,219.84.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of certain officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Post-Effective Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-110484) filed on Form S-1 with the Securities and Exchange Commission (the “Commission”) on May 9, 2007, under the Act (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate representing the Common Stock; (iii) the Warrant Agreement, dated as of July 22, 2004 (the “Warrant Agreement”), by and between the Company and the American Stock Transfer and Trust Company, as warrant agent, including the form of Warrant Certificate, governing the Warrants (iv) the Certificate of Incorporation of the Company, as presently in effect; (iv) the By-Laws of the Company, as presently in effect; and (v) authorization by all of the Directors of the Company relating to the filing of the Registration

Atlantic Coast Entertainment Holdings, Inc.
May 9, 2007

Statement and resolutions of the Board of Directors relating thereto and to the issuance and sale of the Securities and related matters.
     In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties, of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is our opinion that:
1. The issuance and sale of the Shares have been duly authorized; and
2. The Shares when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     Our opinion expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such laws and provisions. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, KATTEN MUCHIN ROSENMAN LLP
By:	/s/ Joel A. Yunis
A Partner